Exhibit 10.1

Membership Interest Purchase Agreement

by and among

Axolotl Biologix, LLC,

a Delaware limited liability company and

Carmell Corporation,

A Delaware corporation and

Burns Ventures, LLC,

a Texas limited liability company and

H. Rodney Burns,

a Texas individual and

AXO XP, LLC,

An Arizona limited liability company and

Protein Genomics, Inc.

a Delaware corporation

dated as of

March 20 , 2024

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into on this March 20 , 2024, by and among Axolotl Biologix, LLC, a Delaware limited liability company, (the “Company”), Carmell Corporation, Inc., a Delaware corporation (“Seller”), Burns Ventures, LLC, a Texas limited liability company (“BVLLC”), H. Rodney Burns, an individual resident of Texas (“Burns”), AXO XP, LLC, an Arizona limited liability company (“AXPLLC”), and Protein Genomics, LLC, a Delaware corporation (“PGEN” and together with BVLLC, Burns, and AXPLLC, referred to herein individually as the (“Buyer”) and collectively as the (“Buyers”). Each of Seller and Buyers referred to as Party and, together, as Parties.

RECITALS

WHEREAS, the Company was the subject of that certain Agreement and Plan of Merger dated July 26, 2023, and as amended, by and among Seller (formerly known as Carmell Therapeutics Corporation), Aztec Merger Sub, Inc., and Company (formerly known as Axolotl Biologix, Inc.) (the “Merger Agreement”);

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding Equity Interests of the Company.

WHEREAS, the Buyers desire to purchase or otherwise acquire from Sellers, and the Sellers desire to sell or otherwise convey to the Buyers, all of the Company’s issued and outstanding Equity Interests, on the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

ARTICLE I DEFINITIONS AND INTERPRETATION

SECTION 1.01. DEFINITIONS

As used in this Agreement, the following initially capitalized terms shall have the meanings given to such terms in this Section 1.01 below:

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Agreement” shall have the meaning ascribed in the Preamble herein. “AXPLLC” shall have the meaning ascribed in the Preamble herein.

“Benefit Plans” means each and every Multiemployer Plan, pension, benefit, retirement, profit-sharing, deferred compensation, welfare, fringe-benefit, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, or vacation agreement, plan, policy, program, contract or arrangement, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, director, officer or independent contractor of the Company or any spouse or dependent of such individual or under which the Company has any liability.

“Burns” shall have the meaning ascribed in the Preamble herein.

“Burns Notes” means those certain Promissory Notes by and between Axolotl Biologix, Inc., as Maker and BVLLC as Payee as follows and as modified by that certain Promissory Note Modification Agreement by and between Company and BVLLC dated October 18, 2021 with maturity on December 31, 2024, 7% applicable interest, and quarterly interest payments:

	Date of Note	Principal Amount of Note
1	04/11/2019	$660,000
2	09/11/2019	$500,000
3	12/15/2019	$500,000
4	02/25/2020	$500,000
5	04/13/2020	$500,000
6	08/10/2020	$500,000
7	10/27/2020	$250,000
8	12/09/2020	$100,000
9	12/15/2020	$500,000
10	01/18/2021	$600,000
11	02/24/2021	$500,000
12	03/31/2021	$500,000
13	05/26/2021	$300,000
14	06/17/2021	$300,000

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Phoenix, Arizona, are authorized or required by Law to be closed for business.

“Buyer Indemnified Persons” means, collectively, the Buyer, its Affiliates, and each of their respective officers, directors, employees, shareholders, agents, successors and permitted assigns (including, after the Closing, the Company); and each of them individually is a “Buyer Indemnified Person”. Each Buyer Indemnified Person not a party hereto is hereby expressly made and designated as a third-party beneficiary of this Agreement and shall have the right, power, and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.

“Buyers” shall have the meaning ascribed in the Preamble herein.

“Buyers Counsel” shall have the meaning ascribed in Section 13.06 herein. “BVLLC” shall have the meaning ascribed in the Preamble herein.

“Closing” means the consummation of the transactions contemplated by this Agreement. “Closing Cash Balance” shall have the meaning ascribed in Section 2.03(d)herein. “Closing Date” means the date on which the Closing actually occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations and other guidance promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended. “Company” shall have the meaning ascribed in the Preamble herein.

“Control” (including “Controlling”, “Controlled” or “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights. “Domain Names” shall have the meaning ascribed in Section 5.23(e) herein.

“Effective Time” shall have the meaning ascribed in Section 3.01(b) herein.

“Environment” means all soil, land surface or subsurface strata, surface waters, ground waters, drinking water supplies, streams, sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Laws” means all Laws concerning pollution or protection of the Environment, including all Laws relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Materials.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"Equity Interests” shall mean any membership interest, equity ownership, or other record of ownership interest on the books or records of the Company, or any security issued with respect to an ownership interest in the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “Fundamental Claim Losses” means all Losses attributable to Fundamental Claims.

“Fundamental Claims” means all claims made by the Buyer Indemnified Persons pursuant to: (a) Section 10.01(a); (b) Section 10.01(b)(i) for the breach of a Fundamental Representation and Warranty; and (c) Section 10.01(b)(iii).

“Fundamental Representations and Warranties” means, collectively, the representations and warranties: (a) made by Sellers inArticle IV; and (b) made by the Company in Section 5.01(a), Section 5.02, Section 5.03, Section 5.05, and Section 5.28; and each such representation and warranty individually is a “Fundamental Representation and Warranty”.

“GAAP” means Generally Accepted Accounting Principles for financial reporting in the United States of America, including those required by the Public Company Accounting Oversight Board as applicable to publicly traded companies.

“Governing Documents” means, with respect to any particular entity: (a) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (b) if a general partnership, the partnership agreement and any statement of partnership of such entity; (c) if a limited partnership or limited liability partnership, the limited partnership agreement or limited liability partnership agreement and the certificate of limited partnership or limited liability partnership of such entity; (d) if a limited liability company, the articles or certificate of organization or formation and the operating agreement or limited liability company agreement of such entity; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements, subscription agreements, restricted share grant agreements, share purchase agreements, share grant plans, or other agreements, plans or documents relating to the organization, management or operation of such entity or relating to the rights, duties and obligations of the equity holders of such entity with respect thereto; and (g) any amendment, modification or supplement to any of the foregoing.

“Governmental Authority” means any: (a) international, multinational, federal, national, state, local, municipal, foreign or other government or political subdivision thereof; (b) governmental authority of such government or political subdivision (including any agency, branch, department, board, commission or other similar governmental entity exercising governmental powers), to extent that the rules, regulations or orders of such authority or governmental entity have the force of Law; (c) entity, authority, agency, ministry, or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established to perform any of such functions; or (d) court or tribunal of competent jurisdiction.

“Hazardous Activity” means any distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, threatened Release, storage, transfer, disposal, transportation, treatment or use of any Hazardous Material.

“Hazardous Material” means any substance, material or waste which is currently regulated by any Governmental Authority, including any material, substance or waste defined or regulated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, including petroleum, petroleum products, asbestos, asbestos-containing material, lead paint, formaldehyde and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Income Taxes” means, with respect to any Person, any Taxes of such Person calculated based on the gross or net income or gross or net receipts of such Person.

“Indebtedness” means, as of any date of determination and with respect to any Person, without duplication, all: (a) of such Person’s (i) liabilities for borrowed money, (ii) liabilities evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation, deed of trust or mortgage), (iii)

liabilities for or on account of the deferred purchase price of property (excluding trade payables incurred in the ordinary course of business), (iv) liabilities secured by a Lien against any asset of such Person, (v) liabilities in respect of unfunded vested benefits under any Benefit Plan, (vi) liabilities in respect of drawn letters of credit and “swaps” of interest and currency exchange rates (and other interest and currency rate hedging agreements),

(vii) liabilities for the payment of money as a lessee under leases that should be, in accordance with GAAP, recorded as capital leases for financial reporting purposes, and (viii) liabilities in respect of any interest, premiums, penalties, fees or other charges in respect of any indebtedness described in the foregoing clauses (i) through (vii); and (b) any liabilities or obligations described in clause (a) above guaranteed as to payment of principal or interest by such Person.

“Indemnified Person” means any Person entitled to indemnification under this Agreement. “Indemnifying Person” means any Person required to indemnify another Person under this Agreement.

“Insurance Policies” shall have the meaning ascribed in Section 5.24 herein.

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, extensions of any of the foregoing (collectively, “Patents”);

(b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and rights in works of authorship, design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (e) rights in or to Software or other technology; (f) rights in databases and compilations, including rights in data and collections of data, whether machine readable or otherwise; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Intended Tax Treatment” shall have the meaning ascribed in Section 11.05herein. “JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Knowledge” means the fact or other matter to which the term “Knowledge” relates is factually known or should be known after reasonable inquiry of such party, and when used in reference to the Company such fact or other matter is known or should be known after reasonable inquiry to any member of the Management Team. It excludes any matter that might be altered by Law after Closing.

“Law” means any constitution, law, ordinance, principle of common law, code, statute, rule, regulation, agency guidelines or treaty of any Governmental Authority, including but not limited to the HSR Act, JOBS Act, WARN Act, Sarbanes Oxley Act, Privacy Laws, and Securities Laws.

“Lien” means any lien, pledge, security interest, encumbrance, mortgage, or restriction.

“Litigation” means any charge, demand, notice of violation, arbitration, audit, litigation, or suit (whether civil, criminal, or administrative) commenced, brought, conducted, or heard by or before any Governmental Authority or arbitrator.

“Losses” means any and all losses, damages, liabilities, judgments, fines, penalties, costs and expenses, including reasonable, documented attorneys’ fees and expenses; provided, however, that Losses shall not include any punitive or exemplary damages unless specifically awarded: (a) to a third party (i.e., a Person that is not a Buyer Indemnified Person or a Seller Indemnified Person, or one of their respective Affiliates) in connection with a Third-Party Claim; or (b) in connection with a claim based on fraud.

“Management Team” means, collectively, Rajiv Shukla and Bryan Cassady. “Marks” has the meaning set forth in the definition of Intellectual Property Rights.

“Material Adverse Effect” means any event or occurrence that has a material negative effect on the business, assets or financial condition of the Company, other than any event or occurrence relating to: (a) changes to the economy of the United States of America, the global economy, or the economies, industries or markets in which the Company operates; (b) changes in general economic, regulatory or political conditions or changes in the countries, territories or political subdivisions in which the Company operates; (c) changes resulting from acts of war (whether or not declared), military action or any act of terrorism, or the escalation or worsening thereof; (d) changes in the debt, financing, banking or securities markets, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (e) changes in Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (f) changes resulting from compliance with this Agreement; (g) changes resulting from any action taken (or omitted to be taken) with the consent of or at the request of the Buyer; (h) changes resulting from any natural or man-made disaster or acts of God; or (i) changes resulting from any failure by the Company to meet any internal or published financial projections, forecasts, revenue or earnings predictions, performance measures or operating statistics (provided, that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event or occurrence referred to in clauses (a), (b), (c), (d), (e) or (h) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent, and only to the extent, that such event or occurrence has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its business.

“Material Customer” shall have the meaning ascribed in Section 5.25(a) herein. “Material Supplier” shall have the meaning ascribed in Section 5.25(b) herein. “Merger Agreement” shall have the meaning ascribed in the Recitals herein.

“Merger Closing Date” means the date of closing of the transactions contemplated by the Merger Agreement.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Order” means any award, decision, injunction, judgment, order, ruling, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or any arbitrator.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“Permit” means any approval, consent, license, permit, waiver, or other authorization required to be obtained from any Governmental Authority or pursuant to any Law.

“Permitted Liens” means Liens for or relating to taxes and assessments not yet due and payable or being contested in good faith by appropriate procedures; (c) worker’s, carrier’s, mechanic’s, materialman’s and similar Liens relating to amounts that are not yet due and payable; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (e) Liens that are otherwise immaterial in character, amount and extent, and which do not materially detract from the value of or interfere with the present or proposed use of the properties they affect.

“Permitted Update” shall have the meaning ascribed in Section 8.01(e) herein.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, unincorporated organization, association or other entity or any Governmental Authority.

“PGEN” shall have the meaning ascribed in the Preamble herein.

“Post-Closing Tax Period” means, with respect to any Person, any taxable period of such Person that is not a Pre-Closing Tax Period.

“Pre-Closing Tax Period” means, with respect to any Person, any taxable period of such Person ending on or before the Closing Date and, with respect to any taxable period of such Person beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means (a) all Taxes of the Company for any Pre-Closing Tax Period; (b) all liability resulting by reason of the several liability of the Company pursuant to Treasury Regulations § 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been (or ceasing to be) a member of any consolidated, combined or unitary group on or prior to the Closing Date; and (c) all liability of the Company for Taxes of any other Person pursuant to any contractual agreement entered into, other than at the written request of the Buyer, on or before the Closing Date.

“Privacy Laws” means all Laws that govern the Processing of Personal Data or governing privacy, data protection, data security, data or security breach notification, including, to the extent applicable, the California Online Privacy Protection Act, the California Consumer Privacy Act, the Health Insurance Portability and

Accountability Act of 1996 and state Laws concerning the privacy or security of health information, the CAN- SPAM Act, the Telephone Consumer Protection Act (“TCPA”) and other Laws regulating the use of Personal Data for marketing purposes in the United States.

“Process” (or “Processing” or “Processes”) means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Purchase Consideration” shall have the meaning ascribed in Section 2.03. “Purchased Equity Interests” means all of the Equity Interest of the Company.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, depositing, injecting, escaping, leaching, dumping, or other releasing into or through the Environment.

“Representative” means, with respect to a particular Person, any officer, director, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, investment bankers and financial advisors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedule Supplement” shall have the meaning ascribed in Section 8.01(e)herein. “SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933 together with the rules and regulations promulgated thereunder.

“Securities Laws” means Federal Securities Laws, including the Securities Act, and other applicable domestic securities or similar Laws.

“Seller” shall have the meaning ascribed in the Preamble herein.

“Seller Indemnified Persons” means, collectively, the Sellers, their respective Affiliates and each of their respective officers, directors, employees, shareholders, agents, and successors and permitted assigns (or Persons with similar authority); and each of them individually is a “Seller Indemnified Person”. Each Seller Indemnified Person not a party hereto is hereby expressly made and designated as a third-party beneficiary of this Agreement and shall have the right, power, and authority to enforce the rights granted to him, her or it hereunder as though he, she or it were a party hereto.

“Tax” means (a) any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind in the nature of a tax (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), imposed, assessed or collected by or under the authority of any Governmental Authority; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined or unitary group; and (c) all liabilities for the payment of any amounts described in clauses (a) or (b) as a result of being a transferee of or successor to any Person, by contract or otherwise.

“Tax Return” means any return (including any information return or supporting material), report, statement, schedule, notice, form or other document filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax, and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Third-Party Claim” shall have the meaning ascribed in Section 10.08(a) herein. “Transfer Taxes” shall have the meaning ascribed in Section 11.04 herein.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, state, or local Laws.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, in each case that is the consequence of an act or omission by a Party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

SECTION 1.02. CONSTRUCTION AND INTERPRETATION

(a)
Section and Other References. The meanings of terms defined herein are equally applicable to the singular and plural of such defined terms. Except as otherwise specifically provided, the words “hereof”, “herein”, “hereto”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. Any references herein to “Section”, “subsection”, “paragraph”, “subparagraph”, “Article”, “Exhibit”, or Schedule refer to the sections, subsections, paragraphs, subparagraphs, articles, exhibits, and schedules to this Agreement, as appropriate.
(b)
Headings. The headings of articles, sections and subsections to this Agreement are provided for convenience only and will not affect the construction or interpretation hereof.
(c)
No Strict Construction. This Agreement and all Exhibits and Schedules are a result of negotiations among the parties hereto. Accordingly, neither this Agreement nor any Exhibit or Schedule shall be construed against any party hereto because of its or its counsel’s involvement in its preparation.
(d)
Currency and Payment Methods. Except as otherwise specifically set forth herein, all references to dollars, “$” or other monetary values or currency herein shall be deemed to be references to currency of the United States of America. Any payment contemplated by this Agreement shall be made by wire transfer of immediately available funds to an account specified by the payee, by cash, by certified check or by any other method that provides immediately available funds.
(e)
Words of Inclusion. When used herein, the terms “including” and “include” mean including without limiting the generality of any description preceding such term.
(f)
Statutes and Regulations. Unless otherwise provided herein, any reference to any Law shall refer to such Law as in effect as of the date of this Agreement.
(g)
Payment / Action Dates. If any payment is required to be made, or other action (including the giving of notice) is required to be taken, pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
(h)
Time Periods. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. Eastern Time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. Eastern Time on the next succeeding Business Day.
(i)
Writing. References to “in writing”, “written” and similar expressions include material that is printed, handwritten, typewritten, faxed, emailed, text messaged, or otherwise capable of being visually reproduced at the point of reception.
(j)
Disclosure Schedules. The Schedules are organized into sections, which, correspond to the sections of this Agreement and contain certain information (and in some cases copies of certain documents) called out in this Agreement. Any disclosure under one of the Schedules shall be deemed disclosed under all representations and warranties set forth in this Agreement and all other Schedules to the extent the relevance of such disclosure to such representations and warranties or other Schedules is readily apparent from the disclosure provided, cross-referenced to the prior disclosure where reasonably necessary. The Schedules are attached hereto as Exhibit F.

ARTICLE II

SALE OF EQUITY INTERESTS AND THE PURCHASE CONSIDERATION

SECTION 2.01. SALE OF EQUITY INTERESTS

On the terms and subject to the conditions set forth herein, at the Closing and for the consideration further described in this Article II, Seller shall sell, transfer and convey to the Buyers in accordance with their respective percentages set forth on Exhibit A, and the Buyers shall purchase and acquire from the Seller, all of the Purchased Equity Interests.

SECTION 2.02. Reserved

SECTION 2.03. PURCHASE CONSIDERATION

At the Closing, the Seller and Buyers shall transfer the following consideration (“Purchase Consideration”)

(a)
the Buyers shall collectively transfer a total of 3,845,337 shares of common stock the Buyers own in the Seller to Seller, and individually by each Buyer in the amounts set forth for each Buyer on Exhibit C;
(b)
the Buyers shall collectively transfer a total of 4,243 shares of preferred stock the Buyers own in the Seller to Seller, and individually by each Buyer in the amounts set forth for each Buyer on Exhibit C;
(c)
the Buyers shall deem satisfied the note payable to said Buyers as Closing Cash Consideration pursuant to the Merger Agreement, which is agreed to be the amounts set forth for each Buyer onExhibit C.
(d)
the balance of Company’s operating account maintained at BOK Financial under account number XXXX-XX-6981 (“Closing Cash Balance”) shall be as mutually agreed between parties at Closing.

SECTION 2.04. Reserved

ARTICLE III

THE CLOSING AND CLOSING DELIVERIES

SECTION 3.01. THE CLOSING

(a)
The Closing shall occur on the third (3rd) Business Day after the satisfaction or written waiver of the conditions to Closing set forth herein (other than conditions to be satisfied at the Closing) or at such other time as the parties shall mutually agree. The parties shall use their respective best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical closing.
(b)
For purposes of allocating expenses, Taxes and the other financial effects of the transaction contemplated by this Agreement, the Closing shall be deemed to have occurred as of 11:59 p.m. Eastern Standard Time on the Closing Date (the “Effective Time”). For all other purposes, including the passage of title and risk of loss, the Closing shall be deemed to have occurred at 12:01 a.m. Eastern Time on the Closing Date. The deliveries described below in Section 3.02, Section 3.03 and Section 3.04 shall be mutually interdependent and shall be deemed to have occurred simultaneously. Notwithstanding anything to the contrary herein set forth, no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries set forth in Section 3.02, Section 3.03 and Section 3.04 shall have occurred.

SECTION 3.02. CLOSING DELIVERIES OF SELLER

In addition to any other documents specifically required to be delivered pursuant to this Agreement, Seller shall deliver the following to the Buyers at the Closing:

(a)
a certificate of the Secretary of Seller, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of Seller authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;
(b)
certificates representing all of the Equity Interest owned by Seller, duly endorsed for transfer, or certification that the Purchased Equity Interests are not represented by certificates issued by the Company;
(c)
evidence of the termination or resignation of the employees listed on Schedule 3.02(c), in form and substance reasonably satisfactory to the Buyers; and

(d)
delivery of the Closing Cash Balance in immediately available funds.

SECTION 3.03. CLOSING DELIVERIES OF THE COMPANY

In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Company shall deliver the following to the Buyers at Closing:

(a)
a certificate of the Secretary or Assistant Secretary of the Company, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the board of directors of the Company authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date; (iii) a reasonably current certificate of good standing for the Company issued by the Delaware Division of Corporations; (iv) a copy of the Certificate of Formation of the Company certified by the Delaware Division of Corporations, and a copy of the Company’s Operating Agreement; and (v) that all liabilities and obligations of the Company to Representatives for management, professional, or similar fees, and to the members of its board of directors for director’s fees, as appropriate, have been paid and satisfied in full through the Closing and that no further amounts shall be owed in respect thereof after the Closing;
(b)
evidence of the termination or resignation of the employees listed on Schedule 3.03(c), in form and substance reasonably satisfactory to the Buyers;
(c)
those consents in connection with the consummation of the transactions contemplated by this Agreement set forth on Exhibit E, in form and substance reasonably acceptable to the Buyers;
(d)
resignations of the manager, directors, and officers of the Company;
(e)
the books and records of the Company;
(f)
the Year-End Financial Statements; and
(g)
such other documents, instruments of sale, transfer, conveyance, and assignment as the Buyers and its counsel may reasonably request in order to carry out the transactions contemplated by this Agreement.

SECTION 3.04. CLOSING DELIVERIES OF THE BUYERS

In addition to any other documents specifically required to be delivered pursuant to this Agreement, the Buyers shall deliver the following to the Seller at the Closing:

(a)
if such Buyer is other than a natural person, a certificate of the Manager, or Secretary of the Buyers, as applicable, dated as of the Closing Date, certifying: (i) the resolutions duly adopted by the Manager or Board of Directors of the Buyers authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement; and (ii) that such resolutions have not been rescinded or modified and remain in full force and effect as of the Closing Date;
(b)
such other documents, instruments of sale, transfer, conveyance, and assignment as the Seller may reasonably request in order to transfer the shares under Section 2.03(a) and (b) to Seller; and
(c)
such other documents, and confirmation of satisfaction as the Seller may reasonably request in order to memorialize the consideration set forth in Section 2.03(c).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to the Buyers that the statements set forth in this Article IV about Seller are true and correct as of the Closing.

SECTION 4.01. ORGANIZATION AND GOOD STANDING

Seller is duly organized, validly existing and (where such concept is meaningful) in good standing under the Laws of the jurisdiction of its organization.

SECTION 4.02. AUTHORITY

Seller has full power, authority, and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of Seller. Seller is not a party to, nor aware of the existence of any agreements regarding restrictions of Equity Interests or otherwise encumbering the Equity Interests of the Company.

SECTION 4.03. ENFORCEABILITY

This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other Laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect.

SECTION 4.04. NO CONFLICT

Seller’s execution, delivery and performance of this Agreement does not, and Seller’s consummation of the transactions contemplated by this Agreement will not: (a) result in a breach of (i) any of the provisions of Seller’s Governing Documents, or (ii) any resolution adopted by the board of directors or shareholders (or equivalent Persons) of Seller; (b) require Seller to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person; or (d) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any contract to which the applicable Seller is a party or any Order, Law or Permit applicable to Seller.

SECTION 4.05. OWNERSHIP OF EQUITY INTERESTS

Seller: (a) owns (legally, beneficially and of record) the Purchased Equity Interests, free and clear of any and all Liens (other than restrictions imposed by applicable securities Laws); and (b) has the unqualified and unrestricted right, power, and authority to sell, transfer and assign such equity interests to the Buyers as contemplated by this Agreement. No Person, other than the Buyers, has any right or obligation to purchase or acquire any of the Purchased Equity Interests; and Seller has no right or obligation to purchase or acquire any equity interests of the Company or any securities of the Company convertible or exercisable into or for equity interests of the Company. On the Closing Date, pursuant to the terms set forth herein, Seller will sell, transfer, and deliver to the Buyers good and marketable title to the Purchased Equity Interests, free and clear of any Liens (other than restrictions imposed by applicable securities Laws).

SECTION 4.06. COMPLIANCE WITH LAWS; LEGAL PROCEEDINGS

Seller is in compliance with all Laws and Orders which would materially affect its ability to perform its obligations hereunder. There is no Litigation pending or, to Seller’s Knowledge, threatened against or by

Seller or any Affiliate of Seller that challenges or seeks, or could reasonably be expected, to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

SECTION 4.07. BROKERS

Seller has not incurred and will not incur any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 4.08. LITIGATION AND LIENS

Other than as set forth on Schedule 5.18, there has been no Litigation since Merger Closing Date ommenced by or against Seller or the Company which claims or has a right to assert a Lien in the Company or its assets or otherwise encumbering or affecting the Company or its assets made the basis of the transactions set forth in this Agreement. To the Knowledge of the Seller: (a) no such Litigation has been threatened; and (b) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Litigation.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

The Company hereby represents and warrants to the Buyers that the statements set forth in this Article V are true and correct as of the Closing.

SECTION 5.01. ORGANIZATION AND GOOD STANDING

(a)
The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware with corporate power and authority to conduct its business as presently conducted. Copies of the Governing Documents of the Company, and all amendments thereto, have been heretofore made available to the Buyers, and are true and correct as of the date hereof. The Company is not in violation of its Governing Documents in any material respect.
(b)
Schedule 5.01(b) lists each state or other jurisdiction in which the Company is qualified to conduct business as a foreign entity.

SECTION 5.02. AUTHORITY

The Company has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, its board of directors and its equity interest holders, as applicable. The Company is not a party to, nor aware of the existence of any shareholder agreement or similar agreement among members regarding restrictions or encumbrances of the equity interests of the Company.

SECTION 5.03. ENFORCEABILITY

This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other Laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect.

SECTION 5.04. NO CONFLICT

Other than as set forth on Schedule 5.04, the Company’s execution, delivery and performance of this Agreement does not, and the Company’s consummation of the transactions contemplated by this Agreement will not: (a) result in a breach of (i) any of the provisions of the Company’s Governing Documents, or (ii) any resolution adopted by the board of directors or members (or equivalent Persons) of the Company; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement; (c) require the Company to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person; or (d) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any contract to which the Company is a party or any Order, Law or Permit.

SECTION 5.05. CAPITALIZATION

(a)
Capitalization of the Company. The Company’s issued and outstanding Equity Interests as of the date hereof are owned by Seller. All of the issued and outstanding Equity Interests of the Company were, to the Knowledge of the Company: (i) duly issued in accordance with all applicable Laws and the Governing Documents of the Company; and (ii) were offered, issued, and sold by the Company in compliance with all applicable Laws.
(b)
No Other Purchase Rights. No Person, other than the Buyers pursuant to this Agreement, has any right or privilege, whether in the form of a written or oral agreement, contract, option, warrant or otherwise, for the purchase, redemption or acquisition of any of the Equity Interests of the Company or any securities convertible into or exercisable or exchangeable for Equity Interests of the Company.
(c)
Other Contractual Rights. To the Knowledge of Seller, the Company has not authorized, granted or issued (or agreed to authorize, grant or issue) any equity appreciation rights, phantom unit rights or similar rights to any Person, and no such rights are currently outstanding, and (i) there are no voting trusts, proxies or any other agreements or understandings (written or oral) with respect to the voting of the Equity Interests or other equity or membership interests of the Company; (ii) there are no contracts or agreements respecting, preventing or limiting the issuance, redemption, sale, transfer, pledge or redemption of any of the Company’s equity interests or any securities convertible into or exercisable or exchangeable for equity interests of the Company; (iii) no Person has any pre-emptive rights, rights of first refusal, or similar rights with respect to any of the equity interests of the Company; and (iv) none of the equity interests of the Company are restricted (other than restrictions under applicable Securities Laws) or otherwise subject to forfeiture for any reason.
(d)
Ownership of Subsidiaries. To the Knowledge of the Seller, the Company does not own (directly or indirectly), and has no right or obligation to acquire (directly or indirectly), any equity interests of any other Person or any direct or indirect equity ownership interest in any other business.

SECTION 5.06. FINANCIAL STATEMENTS

Attached to Schedule 5.06 are copies of: (a) the unaudited, balance sheet of the Company as of December 31, 2023 (the “Year-End Balance Sheet”) and the related statement of income for the fiscal year then ended (collectively, the “Year-End Financial Statements”); and (b) the unaudited, balance sheet of the Company as of the end of the month immediately preceding the Closing Date (the “Interim Balance Sheet”) and the related statements of income for the month(s) then ended (collectively, the “Interim Financial Statements”) (the Year-End Financial Statements and the Interim Financial Statements, collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the operating results and the financial condition of the Company on the dates and for the periods indicated, subject to normal period- end adjustments and the absence of notes and other presentation items. The Company maintains accurate books and records, in all material respects, reflecting its assets and liabilities in accordance with GAAP.

SECTION 5.07. ACCOUNTS RECEIVABLE

All accounts receivable of the Company that are reflected on the Year-End Balance Sheet or the Interim Balance Sheet, to the extent still remaining unpaid, represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. All of the accounts receivable, billed and unbilled, as of the Closing Date, are due within one hundred twenty (120) days of the invoice date. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, relating to the amount or validity of any such account receivable. The Company has made available to the Buyers a complete and accurate aging of all accounts receivable reflected on the Interim Balance Sheet.

SECTION 5.08. INVENTORY

All inventory of the Company, including any inventory reflected in the Year-End Balance Sheet or the Interim Balance Sheet is free of any Liens, except for Permitted Liens, and no inventory is held on a consignment basis. All inventories of the Company not so written off have been priced at the lower of cost or market on a first in, first out basis.

SECTION 5.09. NO UNDISCLOSED LIABILITIES

Except as disclosed in the Year-End Balance Sheet, the Interim Balance Sheet, or incurred since the dates thereof in the ordinary course of business, none of which (a) constitute or would constitute a violation or breach of any condition or covenant in this Agreement; or (b) is a liability for breach of contract, tort, infringement, misappropriation or a claim or lawsuit, the Company does not have any liabilities or obligations that would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

SECTION 5.10. NO MATERIAL ADVERSE EFFECT

Except as set forth in Schedule 5.10, to the Knowledge of the Company, no Material Adverse Effect has occurred between Merger Closing Date and Closing Date.

SECTION 5.11. ABSENCE OF OTHER CHANGES AND EVENTS

Except as set forth on Schedule 5.11, since the Merger Closing Date:

(a)
the Company has conducted its business only in the ordinary course of business; and
(b)
there has not been any:
i.
declaration or payment of any distribution in respect of the Company’s Equity Interests;
ii.
amendment to the Governing Documents of the Company;
iii.
increase by the Company of any bonuses, salaries, or other compensation to any of its directors, officers or employees, other than (A) as required by a written agreement, or (B) adjustments to compensation for non-director employees made in the ordinary course of business;
iv.
entry into any employment, severance or similar contract or agreement by the Company with any director, officer, or employee, other than with an employee who is not a director or officer of the Company that was made in the ordinary course of business;
v.
adoption of, or material increase in the payments to or benefits under, any Benefit Plan;
vi.
damage to or destruction or loss of any material asset or property of the Company, whether or not covered by insurance;
vii.
Reserved;

viii.
(A) any incurrence or assumption of any long-term or short-term debt or issuance of any debt securities, (B) any assumption, guarantee or endorsement of or responsibility for the payment of, whether directly, contingently, or otherwise, Indebtedness or obligations of any other Person, or

(C) any loans, advances, or capital contributions to or investments in any other Person, in each case by the Company;

ix.
Lien placed on the assets of the Company, other than Permitted Liens;
x.
entry into a contract or agreement by the Company with an Affiliate, including Seller;
xi.
material change in the accounting methods used by the Company;
xii.
entry into any transaction by the Company other than in the ordinary course of business; or
xiii.
agreement or commitment by the Company to do any of the foregoing.

SECTION 5.12. TAX MATTERS

(a)
Payment and Withholding of Taxes: Filing of Tax Returns. For all periods of portions thereof since the Merger Closing Date: (i) the Company has paid, or made provision for payment of, all Taxes due and payable by it as of the date hereof, whether in connection with the filing of any Tax Return, pursuant to any assessment, or otherwise; (ii) the Company has withheld, deducted, and collected and, to the extent required, paid to the proper Governmental Authority or other Person, all Taxes that the Company, as applicable, is or was required by Law to withhold, deduct, or collect as of the date hereof; (iii) the Company has filed or caused to be filed all Tax Returns that are or were required to be filed by it pursuant to applicable Law as of the date hereof, and all such Tax Returns are true, correct, and complete in all material respects; (iv) The Company has not received any written notice from any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and (v) no extensions or waivers of statutes of limitations have been given or requested by the Company with respect to Taxes.
(b)
Tax Agreements. There is no tax sharing agreement, tax allocation agreement or tax indemnity agreement to which the Company is bound and which was entered into following the Merger Closing Date. The Company is not a party to or bound by any closing agreement or offer in compromise with any taxing authority entered into following the Merger Closing Date. Since the Merger Closing Date, there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company.
(c)
Tax Litigation and Rulings. The Company is not a party to any Litigation: (i) brought by any taxing authority; or (ii) relating to (A) the payment or non-payment of Taxes, or (B) the filing or failure to file any Tax Returns, and, to the Knowledge of the Company, no such Litigation has been threatened against the Company, in each case with respect to periods or portions thereof beginning after the Merger Closing Date. Since the Merger Closing Date, no private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to the Company. There is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns with respect to the Company with respect to periods or portions thereof beginning after the Merger Closing Date.
(d)
Tax Liens. There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company relating to periods or portions thereof beginning after the Merger Closing Date, and to the Knowledge of the Company, no Liens for Taxes for prior periods have been asserted or threatened.
(e)
Sales and Use Taxes. Since the Merger Closing Date, the Company has collected all sales and use Taxes required to be collected and has remitted or will remit on a timely basis such amounts to the appropriate Governmental Authorities, or has been furnished properly completed exemption certificates.

SECTION 5.13. OWNERSHIP OF ASSETS

To the Knowledge of the Seller, the Company has good and valid title to all of the properties and assets (whether real, personal, or mixed and whether tangible or intangible, including Intellectual Property Rights) that it purports to own, or in the case of leased or subleased assets, valid leasehold interests therein, in each case free and clear of any and all Liens, other than Permitted Liens.

SECTION 5.14. CONDITION AND SUFFICIENCY OF ASSETS

The buildings, labs, structures, fixtures, equipment, and other tangible personal property of the Company are, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted. The properties and assets owned and leased by the Company are sufficient, in all material respects and taken as a whole, for the continued conduct of their businesses immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

SECTION 5.15. REAL PROPERTY MATTERS

a)
Leased Real Property. Schedule 5.15(b) sets forth a true and complete list (including address, usage, and lessor) of all parcels of real property leased, subleased, or licensed to the Company (the “Leased Real Property”). Pursuant to the leases of the Leased Real Property, the Company has a validly existing, legal, and enforceable leasehold interest in the Leased Real Property, free and clear of all Liens, other than Permitted Liens. There are no parties, other than the Company in possession of, or otherwise occupying, the Leased Real Property, nor, to the Knowledge of the Company, do any third parties have any rights to occupy, possess or use the Leased Real Property. The Leased Real Property constitutes all of the real property used or occupied by the Company in connection with the operation of the business of the Company.
b)
Owned Real Property. The Company does not own any real property.
c)
Matters Affecting Real Property.
i.
The Company’s use of all Leased Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable leases and zoning Laws and is not, to the Knowledge of the Company, subject to “permitted nonconforming” use or structure classifications. To the Company’s Knowledge, the Company has obtained all licenses, permits, building permits and occupancy permits that are required to permit the use and occupancy of the Leased Real Property as currently used by the Company.
ii.
The physical condition of the Leased Real Property is reasonably sufficient to permit the continued conduct of the business as presently conducted subject to the provision of usual and customary maintenance and repair performed in the ordinary course of business.
iii.
To the Knowledge of the Company, there has been no material destruction, damage, or casualty with respect to the Leased Real Property that has not been restored.

SECTION 5.16. COMPLIANCE WITH LAWS

The Company is now, and since the Merger Closing Date has been, in compliance with each Law that is applicable to it. To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in a material violation by the Company of any applicable Law. The Company has not received any written notice from any Person regarding any failure to comply with any applicable Law.

SECTION 5.17. LICENSES, AUTHORIZATIONS AND PERMITS

(a)
Each Permit required for the conduct of the business of the Company is valid and in full force and effect. With respect to each Permit, the Company is and at all times has been in compliance with all of the material terms and requirements thereof;
(b)
To the Knowledge of the Company, no event has occurred or circumstance exists that could reasonably be expected to constitute or result in a material violation of or a material failure of the Company to comply with any term or requirement thereof.
(c)
The Company has not received any written notice from any Governmental Authority regarding any failure to comply with any term or requirement thereof. The Permits constitute all of the Permits necessary for the Company to lawfully conduct its business and own, operate, use, and maintain their assets in the manner currently conducted.
(d)
The Company has not issued any licenses in Company’s Intellectual Property Rights to Seller, any Affiliate, or any third-party.

SECTION 5.18. LEGAL AND OTHER PROCEEDINGS

Other than as set forth on Schedule 5.18, there has been no Litigation since the Merger Closing Date commenced by or against the Company or otherwise encumbering or affecting the Company or its assets. To the Knowledge of the Company: (a) no such Litigation has been threatened; and (b) no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as the basis for the commencement of any such Litigation. The Company is not subject to any Order, and there is not any investigation pending or, to the Knowledge of the Company, threatened in which the Company is the subject or target by any Governmental Authority or other Person.

SECTION 5.19. ENVIRONMENTAL MATTERS

(a)
Compliance with Environmental Laws. The Company is, and at all times since the Merger Closing Date has been, in material compliance with each Environmental Law applicable to it. The Company has not received any written notice from: (i) any Governmental Authority or private citizen or other Person acting in the public interest; or (ii) the current or prior owner or operator of any real property, of any actual or potential violation by the Company of any Environmental Law.
(b)
Hazardous Materials at the Real Property. To the Knowledge of the Company there are no Hazardous Materials present on any Leased Real Property, except for Hazardous Materials (i) stored thereon in material compliance with Environmental Laws, or (ii) the presence of which does not violate any Environmental Law in any material respect.
(c)
Release of Hazardous Materials. There has been no Release of any Hazardous Materials at or from the Leased Real Property by the Company.
(d)
Conduct of Hazardous Activities. The Company has not permitted or conducted any Hazardous Activity at or from any Leased Real Property, except in compliance with, or to the extent the same does not violate, applicable Environmental Laws.

SECTION 5.20. EMPLOYEE BENEFIT MATTERS

(a)
Benefit Plans. Set forth on Schedule 5.20(a) is a true and complete list of each Benefit Plan. As applicable with respect to each Benefit Plan, the Company has made available to Buyers copies of: (i) each Benefit Plan, including all amendments thereto; (ii) all trust documents, investment management contracts and insurance contracts relating thereto; (iii) the current summary plan description and each summary of material modifications thereto; (iv) the most recently filed annual report (Form 5500 and all schedules thereto); and (v) the most recent Internal Revenue Service determination or opinion letter.

(b)
Terminated Plans. The Company has not terminated or taken action to terminate (in part or in whole) any employee Benefit Plans as defined in ERISA Section 3(3).
(c)
Administration of Plans. Each Benefit Plan has been administered, operated and maintained in material compliance with its terms and any Laws applicable to such Benefit Plan, including (to the extent applicable) ERISA, COBRA, the Health Insurance Portability and Accountability Act of 1996, and the Code. The Company does not maintain a Benefit Plan that is intended to qualify under Section 401(a) or Section 501(a) of the Code. No “prohibited transactions” within the meaning of Section 406 of 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist have occurred with respect to any Benefit Plan. There are no pending audits or, to the Knowledge of the Company, threatened investigations by any Governmental Authority involving any Benefit Plan, and no pending claims (except for individual claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings involving any Benefit Plan, any fiduciary thereof or service provider thereto, nor to the Knowledge of the Company is there any reasonable basis for any such claim, suit or proceeding.
(d)
Retiree Benefits. No Benefit Plan provides benefits, including, without limitation, death, or medical benefits, beyond termination of service or retirement other than coverage mandated by Law.
(e)
Employee Classification. The Company has, for purposes of each Benefit Plan, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors, or agents, as applicable.
(f)
§409A Compliance. Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.
(g)
Change in Control Benefits. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or upon the occurrence of any other event: (i) entitle any current or former employee, officer, manager, director, consultant or contractor of the Company to any bonus, change in control or similar payment, severance pay, unemployment compensation or any other payment or benefit; (ii) accelerate the time, payment, funding or vesting of any benefit or right (including equity- based compensation), or increase the amount of compensation due to any such individual; (iii) give rise to the payment of any amount that could subject any Person to liability for Tax under Section 4999 of the Code; (iv) limit or restrict the right of the Company to merge, amend, or terminate any Benefit Plan; or (v) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

SECTION 5.21. LABOR AND EMPLOYMENT MATTERS

(a)
List of Employees. Schedule 5.21(a) sets forth a list of all current employees of the Company, with each employee’s start date, job role, rate of compensation (including, as applicable, hourly rate, salary, bonus, commission, and other incentive compensation), work location (city, state), and Fair Labor Standards Act classification (exempt or non-exempt).
(b)
Independent Contractors. Schedule 5.21(b) sets forth a list of all independent contractors and consultants who currently provide services to the Company with compensation arrangements in excess of $10,000 in any twelve (12) month period, together with a description of services provided and compensation arrangements.
(c)
Compliance with Labor and Employment Laws. The Company is, and since the Merger Closing Date has been, in compliance in all material respects with all Laws relating to labor and employment, including Laws governing equal employment opportunity, nondiscrimination, immigration, wages, hours, classification of workers as employees or independent contractors, exemption classification under the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act and

any similar state or local law, occupational safety and health, benefits, collective bargaining and labor relations. There is no pending, or to the Company’s Knowledge threatened, Litigation against or affecting the Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Authority, nor has there been any threatened or actual charges, complaints, or Litigation since the Merger Closing Date.

SECTION 5.22. CONTRACTS AND AGREEMENTS

(a)
List of Material Contracts. Schedule 5.22(a) contains a list of each of the following contracts and other agreements entered into after Merger Closing Date and that are currently effective or outstanding (each, a “Material Contract”):
i.
each contract or agreement to which the Company is a party that involves performance of services or delivery of goods or materials by or to the Company of an amount or value in excess of $75,000 in any twelve (12) month period;
ii.
each lease (including all amendments and modifications thereto) by or to the Company of Leased Real Property;
iii.
each contract or agreement to which the Company is a party containing covenants that purport to restrict the Company’s business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person;
iv.
each power of attorney granted by the Company that is currently effective and outstanding;
v.
each contract or agreement to which the Company is a party that obligates it to make capital expenditures in excess of $25,000;
vi.
each contract or agreement to which the Company is a party with an Affiliate of the Company;
vii.
each employment contract or agreement to which the Company is a party and that is not cancellable without material penalty or without more than thirty (30) days’ notice;
viii.
each contract or agreement with any Governmental Authority to which the Company is a party;
ix.
each contract or agreement pursuant to which the Company has acquired rights in or to any Licensed Intellectual Property or has licensed or transferred any rights to any Copyrights, Domain Names, Patents or Marks, other than any licenses implied by the sale or lease of property in the ordinary course of business;
x.
each contract relating to the acquisition or disposition of any business by the Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise);
xi.
each contract relating to any joint venture, partnership, strategic alliance or sharing of profits or losses with any Person to which the Company is a party or by which they or any of their assets is bound;
xii.
each contract that requires the use of any supplier or third party for all or substantially all requirements or needs of the Company relating to any products or services;
xiii.
each contract evidencing Indebtedness of, or granting a Lien on any asset of, the Company;
xiv.
each contract of the Company with a Material Customer;
xv.
each contract of the Company with a Material Supplier; and
xvi.
each amendment, supplement, and modification in respect of any of the foregoing.

(b)
Validity and Performance of Material Contracts. Other than as set forth on Schedule 5.22(b): (i) the Company has made available true, correct and complete copies of each Material Contract to the Buyer; (ii) each Material Contract is in full force and effect and is valid and enforceable against the Company in accordance with its terms; (iii) the Company is in compliance with all applicable terms and requirements of each Material Contract; (iv) to the Knowledge of the Company, each counter-party to each Material Contract is in compliance with all applicable terms and requirements of such Material Contract; (v) the Company has not given to or received from any other Person any written notice regarding any breach of, or default under, any Material Contract and no event has occurred or circumstance exists, which, with the delivery of notice, the passage of time or both, would reasonably be expected to constitute such a breach or default; and (vi) there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to or by the Company under any Material Contract and no party thereto has made written demand for such renegotiation.

SECTION 5.23. INTELLECTUAL PROPERTY

(a)
Patents. Schedule 5.23(a) lists all of the Patents that are owned by the Company, including the jurisdiction of filing, the registration and application numbers, the date of filing, and the date of grant (as applicable). Except as set forth on Schedule 5.23(a), (i) the Company exclusively owns all right, title and interest in and to, free and clear of all encumbrances, or has the nonexclusive right to use all of the Patents; (ii) all of the issued Patents are in compliance, in all material respects, with applicable Law (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date; (iii) no Patent has been or now is involved in any interference, reissue, reexamination or opposition proceeding; (iv) to the Company’s Knowledge, no Patent is infringed; and (v) to the Knowledge of the Company, none of the products manufactured or sold by the Company infringes, or is alleged to infringe, any patent or other proprietary right of any other Person.
(b)
Marks. Schedule 5.23(b) lists all Marks that are owned by the Company. Except as set forth on Schedule 5.23(b), (i) the Company exclusively owns all right, title and interest in and to, free and clear of all encumbrances, or has the nonexclusive right to use all of, the Marks; (ii) all registered Marks have been registered with the United States Patent and Trademark Office, are currently in compliance, in all material respects, with applicable Law (including timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date; (iii) no Mark has been or now is involved in any opposition, invalidation or cancellation proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any of the Marks; (iv) to the Knowledge of the Company, no Mark is infringed; and (v) to the Knowledge of the Company, none of the Marks infringes, or is alleged to infringe, any trade name, trademark or service mark of any other Person.
(c)
Copyrights. Schedule 5.23(c) lists all Copyrights (in both published and unpublished works) owned by the Company, including, for registered Copyrights, the jurisdiction of filing, the date of filing, the registration number, and the date of registration (as applicable). Except as set forth on Schedule 5.23(c), the Company exclusively owns all right, title and interest in and to, free and clear of all encumbrances, or has the nonexclusive right to use, all of the Copyrights. All of the registered Copyrights are currently in compliance, in all material respects, with applicable Law, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. To the Knowledge of the Company, no Copyright is infringed. None of the subject matter of any of the Copyrights infringes, or to the Knowledge of the Company is alleged to infringe, any copyright of any Person or is a derivative work based upon the work of any other Person. For the avoidance of doubt, the Copyrights include material Company- owned software.
(d)
Licensed Intellectual Property. Schedule 5.23(d) lists: (i) all intellectual property rights licensed to or otherwise used by the Company that is not owned by the Company (the “Licensed Intellectual Property”); and (ii) all intellectual property rights licensed by the Company to any third party.
(e)
Domain Names. Schedule 5.23(e) lists all of the domain names that are owned by the Company (collectively, the “Domain Names”), including the date of expiration. No Domain Name has been or now is involved in any domain name dispute proceeding.
(f)
Sufficiency of Intellectual Property. The Intellectual Property Rights of the Company, including the Patents, the Marks, the Copyrights, the Licensed Intellectual Property, and the Domain Names constitute all of the intellectual property necessary for the operation of the business of the Company as currently conducted.
(g)
Since Merger Closing Date, the Company has taken reasonable steps to safeguard and maintain the secrecy of any trade secrets, confidential know-how and other confidential information owned by the Company. Without limiting the foregoing, to the knowledge of the Company, the Company has not disclosed any material trade secrets, confidential know-how or confidential information to any other Person unless such disclosure was under an appropriate written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure or was otherwise made subject to an appropriate duty of confidence. To the Company’s knowledge, there has been no violation or unauthorized access to or disclosure of any material Company trade secrets, confidential know-how or confidential information of or in the possession the Company, or of any written obligations with respect to such.

SECTION 5.24. INSURANCE

Schedule 5.24 lists all material policies of insurance providing coverage to the Company (collectively, the “Insurance Policies”). All the Insurance Policies are valid and enforceable, issued in the name of the Company as the named insured, no notice of cancellation, non-renewal, termination, premium increase (with respect to the next policy year) or change in coverage has been received with respect thereto, and there is no existing default by any insured thereunder. To the Knowledge of the Company, all the Insurance Policies are sufficient in all material respects for compliance by the Company with all applicable Laws and contracts or agreements to which the Company is a party. The Company has not received: (a) any refusal of coverage under any Insurance Policies; (b) any notice that a defense under any of the Insurance Policies will be afforded with reservation of rights; (c) any notice of cancellation of any of the Insurance Policies; or (d) any other indication that (i) any of the Insurance Policies is no longer in full force or effect, or (ii) that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder. All premiums and other amounts due on the Insurance Policies have been paid, and the Company has complied in all material respects with the provisions of all the Insurance Policies. The Company has made available to the Buyer true and correct copies of all the Insurance Policies.

SECTION 5.25. CUSTOMERS AND SUPPLIERS

(a)
Customers. Schedule 5.25(a) lists the Company’s top customers which represent seventy percent (70%) by dollar sales volume during the period from Merger Closing Date through December 31, 2023, and year-to-date 2024 (each, a “Material Customer”) and such sales volume during the applicable period. Except as described on Schedule 5.25(a), no Material Customer has: (i) terminated, or communicated in writing to the Company its intention to terminate, its relationship with the Company. To the Company’s Knowledge, there are no pending disputes with any Material Customer.

(b)
Suppliers. Schedule 5.25(b) lists the Company’s top ten (10) suppliers by dollar volume of purchases during the period from Merger Closing Date through December 31, 2023, and year to date 2024 (each, a “Material Supplier”) and such purchase volume during the applicable period. In the last six (6) months, no Material Supplier has: (i) terminated, or communicated in writing to the Company its intention to terminate, its relationship with the Company; or (ii) reduced substantially, or communicated in writing to the Company its intention to reduce substantially, the quantity of products or services it sells to the Company.

SECTION 5.26. Reserved

SECTION 5.27. BANK ACCOUNTS

Schedule 5.27 contains a true and correct list of all of the bank accounts, investment accounts, safe deposit boxes, lock boxes and safes held by, or in the name of, the Company, and the names of all officers, employees or other individuals who are authorized to make withdrawals therefrom or dispositions thereof.

SECTION 5.28. BROKERS AND FINDERS

The Company has not incurred and will not incur any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYERS

Each of the Buyers hereby individually and severally represents and warrants to the Seller that the statements set forth in this Article VI are true and correct as of Closing. For the avoidance of doubt, no Buyer makes any representation or warranty in this Article IV about any other Buyer.

SECTION 6.01. ORGANIZATION AND GOOD STANDING

Such entity Buyers are a corporation, or limited liability company, duly formed, validly existing and in good standing under the Laws of its respective state of formation, including BVLLC as a limited liability company in Texas, AXPLLC as a limited liability company in Arizona, and PGEN as a corporation in Delaware. Burns is an individual resident of the State of Texas.

SECTION 6.02. AUTHORITY

The Buyers each have full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each such Buyer.

SECTION 6.03. ENFORCEABILITY

This Agreement has been duly and validly executed and delivered by the Buyers and constitutes a valid and legally binding obligation of each such Buyer, enforceable against each such Buyer in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, receivership or other Laws of general application relating to or affecting the enforcement of creditors’ rights and remedies, as from time to time in effect.

SECTION 6.04. NO CONFLICT

The Buyers’ execution, delivery and performance of this Agreement does not, and the Buyers’ consummation of the transactions contemplated by this Agreement will not: (a) result in a breach of any of the provisions of such Buyers’ respective Governing Documents, or (ii) any resolution adopted by the board of directors, manager(s) or member(s) (or equivalent Persons) of each such Buyer; (b) give any Governmental Authority or other Person the right to challenge the transactions contemplated by this Agreement; (c) require such Buyer to obtain the approval, consent or authorization of, or to make any declaration, filing or registration with, any Governmental Authority or other Person, or (d) violate, conflict with, contravene or give any Person the right to exercise any remedy or obtain any relief under any contract to which such Buyer is a party or any Order, Law or Permit.

SECTION 6.05. BROKER’S FEES.

Each such Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

SECTION 6.06. COMPLIANCE WITH LAWS; LEGAL PROCEEDINGS

Each such Buyer is in compliance with all Laws and Orders which would materially affect its ability to perform its obligations hereunder. There is no Litigation pending or, to such Buyer’s Knowledge, threatened against or by such Buyer that challenges or seeks, or could reasonably be expected, to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

SECTION 6.07. INVESTMENT INTENT

Each such Buyer is acquiring the equity interests of the Company as provided herein for its own account and not with a view to their sale or distribution in violation of the Securities Act, any applicable state blue sky laws, or any other applicable securities Laws. Such Buyer is an “accredited investor” as such term is defined in Regulation D under the Securities Act. Such Buyer acknowledges that the equity interests of the Company are not registered under the Securities Act or any applicable state blue Sky Laws or any other applicable securities Laws.

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 7.01. SURVIVAL OF SELLER’S REPRESENTATIONS AND WARRANTIES

All representations and warranties made by the Seller in Article IV or in the certificates delivered by the Seller pursuant to Section 9.01(d)(i) shall survive the execution and delivery of this Agreement and the Closing until the first (1st) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect, other thanany representation or warranty that was not true when made and was made with the intent to defraud Buyer, which shall survive indefinitely.

SECTION 7.02. SURVIVAL OF COMPANY’S REPRESENTATIONS AND WARRANTIES

All representations and warranties made by the Company in Article V or in the certificate delivered by the Company pursuant to Section 9.01(d)(ii) shall survive the execution and delivery of this Agreement and the Closing (and shall be enforceable against the Seller) until the first (1st) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect, other than: (i) the Fundamental Representations and Warranties which shall survive until the third (2nd) anniversary of the Closing Date; (ii) any representation or warranty made by the Company in Section 5.12 (Taxes) which shall survive until the date on which the statute of limitations applicable to the matter covered by such representation and warranty expires; and (iii) any representation or warranty that was not true when made and was made with the intent to defraud Buyer, which shall survive indefinitely.

SECTION 7.03. SURVIVAL OF BUYERS’ REPRESENTATIONS AND WARRANTIES

All representations and warranties made by the Buyers in Article VI or in the certificate delivered by the Buyers pursuant to Section 9.02(c) shall survive the execution and delivery of this Agreement and the Closing (and shall be enforceable against the Buyer by whom the representation or warranty was made) until the first (1st) anniversary of the Closing Date, at which time they shall expire and be of no further force or effect, other than any representation or warranty that was not true when made and was made with the intent to defraud the Sellers, which shall survive indefinitely.

SECTION 7.04. MAKING OF CLAIMS

(a)
Any Buyer Indemnified Person may bring a claim for the inaccuracy or breach of a representation or warranty made by Seller or the Company in Articles IV and V of this Agreement, or the certificates delivered pursuant to Section 9.01(d), as appropriate (in each case subject to the other limitations set forth herein), by delivering a written notice of such claim to Seller (in which it describes such claim in reasonable detail, specifying the representations and warranties it alleges to have been inaccurate or breached and identifying its Losses, to the extent then known) prior to the expiration of the applicable survival period set forth in Section 7.01 or 7.02.
(b)
Any Seller Indemnified Person may bring a claim for the inaccuracy or breach of any representation or warranty made by the Buyers in Article VI of this Agreement, or the certificate delivered pursuant to Section 9.02(c) (in each case subject to the other limitations set forth herein), by delivering a written notice of such claim to such Buyer or Buyers (in which it describes such claim in reasonable detail, specifying the representations and warranties it alleges to have been breached and identifying its Losses, to the extent then known) prior to the expiration of the applicable survival period set forth in Section 7.03.
(c)
Any claims for the inaccuracy or breach of a representation or warranty (or a certificate provided pursuant to either Section 9.01(d) or Section 9.02(c)) asserted as provided in Sections 7.01, 7.02, or 7.03 prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Any claim for indemnification based on an inaccuracy or breach of a representation or warranty (or a certificate provided pursuant to either Section 9.01(d) or Section 9.02(c)) that is not brought as provided above in Section 7.04 prior to the expiration date of the applicable survival period may not be brought thereafter and shall be forever barred.

ARTICLE VIII

COVENANTS AND AGREEMENTS OF THE PARTIES

SECTION 8.01. PRE-CLOSING COVENANTS OF SELLER AND THE COMPANY

(a)
Satisfaction of Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, Seller and the Company shall use their respective commercially reasonable efforts to cause the conditions to Closing set forth in Section 9.01 below to be satisfied.
(b)
Required Approvals. As promptly as reasonably practicable after the date of this Agreement, Seller and the Company shall use commercially reasonable efforts to make all filings required by Law to be made by them in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, all parties hereto shall: (i) reasonably cooperate with the other parties with respect to all filings that another party is required make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with the other parties in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.

(c)
Access. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Company shall: (i) afford the Buyers and their Representatives reasonable access to and the right to inspect all of the properties, assets, premises, records and other documents and data related to it; (ii) furnish the Buyers and their Representatives with such financial, operating and other data and information related to them as the Buyer and their Representatives may reasonably request or require in order to complete their due diligence investigation; and (iii) instruct its Representatives to cooperate with the Buyer and its Representatives in their investigation of the Company; provided, however, that any such access, inspection and investigation shall be conducted during normal business hours, preceded by reasonable advance notice to the Company, under the supervision of the Company’s personnel and in such a manner as not to interfere with the normal operations of the Company, unless otherwise agreed by the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to the Buyers or their Representatives if such disclosure would, (y) jeopardize any attorney- client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement.
(d)
Operation of the Company Prior to Closing. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Company shall operate and maintain its assets, properties and business in substantially the same manner in which they have been operated and maintained before the date hereof and shall use commercially reasonable efforts to preserve the business organization and the relationships it currently maintains with its Representatives, distributors, customers and suppliers. Unless otherwise agreed to in writing by the Buyers, from the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, the Company shall not operate or engage in any transaction outside of the ordinary course of business.
(e)
Updating of Schedules. From and after the date of this Agreement until the Closing, the Seller and the Company shall add to, update, supplement and amend the Schedules with respect to (and only with respect to) any matter arising after the date hereof (each a “Schedule Supplement”). Except for a Permitted Update (as defined below), any such Schedule Supplement shall in no way (i) be included or affect the determination of whether the failure of conditions of the Company or the Seller, as applicable, to consummate the Closing, as contemplated by Section 9.01, has been fulfilled or satisfied; or (ii) limit the Buyers’ right to termination of this Agreement set forth in Section 12.01. In the event a Schedule Supplement is expressly for the purpose of (y) updating the Schedules with respect to transactions and events occurring after the date hereof in the ordinary course of business and not in violation of any obligation of the Company hereunder; or (z) updating Schedules for transactions consummated with the written consent of Buyers (a “Permitted Update”), then such Schedule Supplement shall be deemed (solely as of the Closing Date) to automatically amend and supplement the applicable Schedules.
(f)
No Negotiation. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, neither Seller nor the Company shall, directly or indirectly: (i) solicit, encourage, seek, entertain, support, assist, participate in or initiate any inquiries, negotiations, discussions or proposals with any third party with respect to any offer or proposal relating to any sale or business combination transaction involving the Company, including any sale of equity interests, the merger or consolidation of the Company, the sale of the Company’s assets or properties (other than sales of inventory in the ordinary course of business), license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any Person concerning the business or properties of the Company, or afford any Person access to its properties, books, records, not customarily afforded such access; or (iii) enter into any agreement with any Person with respect to any of the foregoing, in each case other than the Buyers or their Representatives.

SECTION 8.02. PRE-CLOSING COVENANTS OF THE BUYER

(a)
Satisfaction of Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, each Buyer shall use commercially reasonable efforts to cause the conditions to Closing set forth inSection 9.02 below to be satisfied.
(b)
Required Approvals. As promptly as reasonably practicable after the date of this Agreement, each Buyer shall use commercially reasonable efforts to make all filings required by Law to be made by it in order to consummate the transactions contemplated by this Agreement. From the date hereof until the earlier of the Closing or termination of this Agreement in accordance with Article XII, each Buyer shall: (i) reasonably cooperate with Seller and the Company with respect to all filings that they are required to make in connection with the transactions contemplated by this Agreement; and (ii) reasonably cooperate with Seller and the Company in obtaining all consents and approvals required in connection with the transactions contemplated by this Agreement.

SECTION 8.03. FURTHER ASSURANCES

If any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will use commercially reasonable efforts to take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article X below).

SECTION 8.04. Reserved.

SECTION 8.05. RELEASE

(a)
AS OF THE CLOSINGDATE, SELLER HEREBY:

1.
releases and acquits the Company, its Affiliates, any past or present officers or directors of the Company, or any other Person to whom the Company may owe indemnity after the Closing Date for any and all claims, causes of action, or liability whether in contract, tort, or otherwise under Law, relating directly or indirectly to (A) their employment by the Company or provision of services to the Company or ownership of equity interests in the Company from the Merger Closing Date to the Closing Date; and (B) for any accounts payable owed by the Company to Seller for any reason relating to the period prior to Closing, whether or not reflected on the books and records of Seller or Company as of the Closing Date;

AND

2.
releases and acquits the Company, each Buyer, their Affiliates, any past or present officers or directors of Buyers, or any other Person to whom the Company or any Buyer may owe indemnity after the Closing Date for any and all claims, causes of action, or liability whether in contract, tort, or otherwise under Law, relating directly or indirectly to the Merger Agreement.

(b)
AS OF THE CLOSINGDATE, EACH BUYER HEREBY, RELEASES AND ACQUITS SELLER, ITSAFFILIATES, ANY PAST OR PRESENT OFFICERS OR DIRECTORS OF SELLER, OR ANY OTHER PERSON TO WHOM THE SELLER MAY OWE INDEMNITY AFTER THE CLOSING DATE FOR ANY AND

ALL CLAIMS, causes of action, or liability whether in contract, tort, or otherwise under Law, relating directly or indirectly to the Merger Agreement.

(c)
CALIFORNIACIVIL CODESECTION 1542.

1.
THE RELEASES SET FORTH IN SECTION8.05(a) AND 8.05(b) EXTEND TO ALL RIGHTS OF THE COMPANY, SELLER, BUYERS AND THE OTHER PARTIES NAMED OR DESCRIBED THEREIN UNDER SECTION1542 OF THE CALIFORNIA CIVILCODE AND ANY SIMILAR LAW IN ANY STATE OR TERRITORY OF THE UNITEDSTATES, WHICH ARE HEREBY EXPRESSLY WAIVED BY THE COMPANY, SELLER, BUYERS, AND THE OTHER PARTIES NAMED THEREIN.

2.
Section 1542 of the Civil Code of the State of California reads as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

3.
The Company, Seller, and Buyers each waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California and any similar law in any state or territory of the United States.

ARTICLE IX CONDITIONS TO CLOSING

SECTION 9.01. THE BUYERS’ CONDITIONS PRECEDENT

The obligation of the Buyers to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by the Buyer:

(a)
Accuracy of Representations and Warranties.
i.
The representations and warranties made by Seller in Article IV shall be accurate in all respects as of the Closing Date (without giving effect to any Schedule Supplement).
ii.
The representations and warranties made by the Company in Article V shall be accurate in all material respects (other than representations and warranties subject to a materiality qualification and the Fundamental Representations and Warranties, each of which shall be accurate in all respects) as of the Closing Date (after giving effect to any Permitted Update).
(b)
Performance of Covenants and Agreements.
i.
Seller shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by Seller at or prior to the Closing.
ii.
The Company shall have performed and complied, in all material respects, with all of the covenants and obligations of this Agreement required to be performed and complied with by the Company at or prior to the Closing.
(c)
No Material Adverse Effect. Since the date of this Agreement, there shall not have been, nor has any event occurred to the knowledge of the Seller which would be reasonably likely to result in, any Material Adverse Effect.

(d)
Bring Down Certificates.
i.
Seller shall have delivered a certificate to the Buyer, dated as of the Closing Date, in which Seller certifies satisfaction of the conditions described in Section 9.01(a)(i)and Section 9.01(b)(i).
ii.
The Company shall have delivered a certificate to the Buyers, dated as of the Closing Date, in which the Company certifies the satisfaction of the conditions described in Section 9.01(a)(ii) and Section 9.01(b)(ii).
(e)
Consents. Each of the licenses, consents, and approvals identified on Exhibit E, shall have been obtained and be in full force and effect.
(f)
Closing Deliverables. Seller and the Company, as applicable, shall have delivered the items required to be delivered at the Closing pursuant to Section 3.02 and Section 3.03, respectively.
(g)
No Injunction. No Order shall exist against any of the parties to this Agreement that restrains, prevents or materially alters the transactions contemplated by this Agreement.
(h)
Buyers agree to the Closing Cash Balance as set forth in Section 2.03(d).

SECTION 9.02. SELLER’S CONDITIONS PRECEDENT

The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment at or prior to the Closing of each of the following conditions, except to the extent any such condition (or portion thereof) is waived in writing by the Sellers:

(a)
Accuracy of Representations and Warranties. The representations and warranties made by the Buyers in this Agreement shall be accurate in all respects as of the Closing Date.
(b)
Performance by the Buyers. The Buyers shall have performed and complied in all material respects with all of the covenants and obligations of this Agreement required to be performed and complied with by Buyers at or prior to the Closing.
(c)
Bring Down Certificate. The Buyers shall have delivered a certificate to Sellers, dated as of the Closing Date, in which the Buyers certify the satisfaction of the conditions described in Section 9.02(a) and Section 9.02(b).
(d)
Closing Deliverables. The Buyer shall have delivered the items required to be delivered at the Closing pursuant to Section 3.04.
(e)
No Injunction. No Order shall exist against any of the parties to this Agreement that restrains, prevents or materially alters the transactions contemplated by this Agreement.
(f)
Seller agrees to the Closing Cash Balance as set forth in Section 2.03(d).

ARTICLE X INDEMNIFICATION

SECTION 10.01. INDEMNIFICATION BY SELLER

(a)
Indemnification. From and after the Closing and subject to the limitations set forth herein, Seller shall indemnify the Buyer Indemnified Persons for all Losses resulting from any inaccuracy in or breach of (A) the representations and warranties made by such Seller in Article IV, as if such representations and warranties were made as of the Closing Date, or (B) the certificate delivered by Seller pursuant to Section 9.01(d)(i), in each case determined after giving effect to any Schedule Supplement with respect to (and only with respect to) matters arising after the date hereof; any breach of any covenant or agreement made by Seller in this Agreement.
(b)
Company Indemnification. From and after the Closing and subject to the limitations set forth herein, Seller shall indemnify the Buyer Indemnified Persons for all Losses resulting from:

i.
any inaccuracy in or breach of (A) the representations and warranties made by the Company in Article V(other than the representations and warranties set forth in Section 5.12(Taxes)), as if such representations and warranties were made as of the Closing Date, or (B) the certificate delivered by the Company pursuant to Section 9.01(d)(ii), in each case determined after giving effect to any Schedule Supplement with respect to (and only with respect to) matters arising after the date hereof;
ii.
any breach of any covenant or agreement made by the Company in this Agreement that is to be performed prior to or at the Closing; and
iii.
any (A) inaccuracy in or breach of any representation or warranty made by the Company in Section 5.12(Taxes), and (B) Pre-Closing Taxes.

SECTION 10.02. INDEMNIFICATION BY THE BUYER AND THE COMPANY

From and after the Closing and subject to the limitations set forth herein, the Buyers, each severally, and the Company shall indemnify the Seller Indemnified Persons for all Losses resulting from:

(a)
any inaccuracy in or breach of (A) any representation or warranty made by such Buyer in Article VI, or (B) the certificate delivered by such Buyer pursuant to Section 9.02(c); and
(b)
any breach of any covenant or agreement made by such Buyer or the Company in this Agreement (in the case of the Company, to the extent required to be performed from and after the Closing).

SECTION 10.03. RESERVED.

SECTION 10.04. MITIGATION OF LOSSES

The Indemnified Person shall (and, after the Closing, the Company shall) use commercially reasonable efforts to mitigate any Losses that are indemnifiable hereunder, whether by asserting claims against third parties, by qualifying for a benefit that may reduce or eliminate an indemnified matter, or otherwise.

SECTION 10.05. INSURANCE AND THIRD-PARTY PAYMENTS

Payments by Seller or Buyers pursuant to this Article X in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Person or any of their respective Affiliates in respect of any such Loss; provided, that the amount of such proceeds or payment actually received shall be net of: (a) any deductibles for the applicable insurance policies; (b) any increase in the premium for the applicable insurance policies arising from such Losses; and (c) any other reasonable, documented costs incurred in connection with collecting such proceeds or payment.

SECTION 10.06. RESERVED.

SECTION 10.07. INDEMNITY AS SOLE RECOURSE

The sole recourse and exclusive remedy of any Indemnified Person for breaches of or inaccuracies in any representations, warranties, covenants or agreements contained in this Agreement, or in any certificate delivered in connection herewith, shall be indemnification under this Article X and the Indemnified Person may not bring any other claim whatsoever in connection therewith. The foregoing provisions of this Section

10.07 shall not: (a) preclude the Indemnified Person from (i) asserting other remedies in connection with claims based on fraud, (ii) seeking injunctive or other equitable relief, or (iii) exercising their rights under or pursuant to Section 13.10.

Notwithstanding anything in this Agreement to the contrary, to the extent a Party would be entitled to indemnification pursuant to the terms of the Merger Agreement with respect any claim, such Party shall not be obligated to indemnify any Party hereunder.

SECTION 10.08. THIRD-PARTY CLAIMS

(a)
Promptly after receipt by an Indemnified Person of notice of the assertion of a claim against it by a third party (i.e., a Person that is not a Buyer Indemnified Person or a Seller Indemnified Person, or one of their respective Affiliates) for which the Indemnified Person is entitled to indemnity hereunder (a “Third- Party Claim”), the Indemnified Person shall give notice to the Indemnifying Person of the assertion of such Third-Party Claim; provided, however, that the failure to promptly notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice. Such notice by the Indemnified Person shall: (i) describe the Third-Party Claim in reasonable detail; (ii) include copies of all material written evidence thereof; and (iii) indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person.
(b)
If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 10.08(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim at its sole cost and expense and, to the extent that it wishes, to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnifying Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article X for any fees or costs of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim.
(c)
The Indemnified Person shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Person’s right to control the defense thereof. If the Indemnifying Person elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Person in writing of its election to defend as provided in this Agreement, the Indemnified Person may, subject to Section 10.08(d), pay, compromise or defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim (subject to the limitations on indemnification and the recovery of Losses provided herein). The parties hereto shall (and shall cause their respective Affiliates and Representatives to) cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third- Party Claim and, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(d)
In the event the Indemnifying Person assumes the defense of any Third-Party Claim, the Indemnifying Person shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (i) there is no finding or admission of any violation of Law by the Indemnified Person in such settlement; (ii) the sole relief provided in such settlement is monetary damages that are paid in full by the Indemnifying Person; and (iii) such settlement provides, in customary form, for the release of the Indemnified Person from all liabilities and obligations in connection with such Third- Party Claim. If, however, the Indemnifying Person does not assume the defense of the Third-Party Claim, the Indemnified Person shall not agree to any settlement thereof without the written consent of the Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed), unless: (x) there is no finding or admission of any violation of Law by the Indemnifying Person in such settlement; (y) the sole relief provided in such settlement is monetary damages; and (z) such settlement provides, in customary form, for the release of the Indemnifying Person from all liabilities and obligations in connection with such Third-Party Claim.

SECTION 10.09. ADJUSTMENTS TO THE PURCHASE PRICE

The parties hereto shall treat any amounts payable under this Article X by the Sellers as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

ARTICLE XI TAX MATTERS

SECTION 11.01. PREPARATION OF TAX RETURNS

The Buyer shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to any Pre-Closing Tax Period. All such Tax Returns shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method. Pursuant to Section 10.01(b)(iii), the Seller shall bear the responsibility for the Taxes shown as due on all such Tax Returns for all periods through the end of the Closing Date.

SECTION 11.02. MUTUAL COOPERATION

The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, Litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention (consistent with each party’s document retention policy) and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, Litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

SECTION 11.03. WITHHOLDINGS

Neither Seller, Buyers nor the Company shall withhold any amount from any payment made pursuant to this Agreement, provided that Seller or any Buyer receiving a payment provide an IRS Form W-9 as contemplated under Sections 3.02 and 3.04 hereof.

SECTION 11.04. TRANSFER TAXES

All transfer, documentary, sales, use, stamp, registration and other similar Taxes and other governmental charges, and all conveyance fees, recording charges and other similar fees and charges incurred in connection with consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne and paid by fifty percent (50%) by Buyers and fifty percent (50%) by the Seller. Each party hereto shall use its commercially reasonable efforts to minimize the amount of such Transfer Taxes and to cooperate in the preparation, execution and filing of all Tax Returns and other documents required in connection with such Transfer Taxes.

SECTION 11.05. TAX TREATMENT

Buyers and Seller acknowledge and agree that the transfer of the Purchased Equity Interests pursuant to this Agreement shall be treated for applicable Income Tax purposes as a transfer by Seller to Buyers of all of the assets, subject to all of the liabilities, of the Company, followed by a contribution of such assets and liabilities by Buyers to a new partnership (the “Intended Tax Treatment”). Buyers, Seller and the Company shall report the transactions contemplated by this Agreement in accordance with the Intended Tax Treatment for all applicable Income Tax purposes. Except as specifically provided herein, no party makes any representation or covenant to any other party regarding the tax treatment or consequences of the transactions contemplated by this Agreement, and each party acknowledges that it has relied only upon its own advisors regarding the tax treatment or consequences of such transactions.

ARTICLE XII TERMINATION OF THIS AGREEMENT

SECTION 12.01. TERMINATION EVENTS

This Agreement may be terminated:

(a)
by the Buyers if the Buyers are not then in material breach of any provision of this Agreement and a material breach of any provision of this Agreement has been committed by Seller or the Company and such breach has not been either (i) waived in writing, or (ii) cured within ten (10) days after notice of such breach is delivered by the Buyers to the Seller or the Company in accordance with Section 13.02;
(b)
by Seller if neither Seller nor the Company is then in material breach of any provision of this Agreement and a material breach of any provision of this Agreement has been committed by any Buyer and such breach has not been either (i) waived in writing, or (ii) if capable of being cured, cured within ten (10) days after notice of such breach is delivered by the Seller to the Buyers;
(c)
by the Buyer if any of the conditions precedent set forth in Section 9.01 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied as of March 25, 2024 or if satisfaction of such a condition becomes impossible (other than through failure of the Buyers to comply with their obligations under this Agreement) and the Buyers have not waived such condition on or before such date;
(d)
by Seller if any of the conditions precedent set forth in Section 9.02 (other than conditions that by their terms are to be satisfied at the Closing) have not been satisfied as of March 25, 2024 or if satisfaction of such a condition becomes impossible (other than through failure of Seller or the Company to comply with their respective obligations under this Agreement) and Seller or the Company (as appropriate) have not waived such condition on or before such date;
(e)
by the Buyer if, since the date of this Agreement there has been, or there has occurred any event which would be reasonably likely to result in, any Material Adverse Effect;
(f)
by mutual written agreement of the Buyers, on the one hand, and Seller, on the other hand.

SECTION 12.02. EFFECT OF TERMINATION

If this Agreement is terminated under Section 12.01above, no party hereto shall have any further rights or obligations under this Agreement, except: (a) under Section 8.02(c), and Article XIIIbelow, which shall survive indefinitely; and (b) that the foregoing shall not relieve any party of any liability resulting from fraud or such party’s intentional breach of, this Agreement.

ARTICLE XIII MISCELLANEOUS

SECTION 13.01. ASSIGNMENT

The Buyers may not assign any of their rights or delegate any of their obligations under this Agreement without the prior written consent of Seller or (prior to the Closing) the Company; provided, that the Buyers may assign this Agreement without the consent of any other party to any Affiliate of the Buyers (but notwithstanding such assignment shall remain liable in all respects for the performance of this Agreement). The Seller may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the Buyers and (prior to the Closing) the Company.

SECTION 13.02. NOTICES

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.02):

If to the Seller: Carmell Corporation

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Attention: Bryan Cassaday, Chief Financial Officer

E-mail: bc@carmellcorp.com

If to Buyers: Burns Ventures, LLC

5480 Longvue

Frisco, Texas 75034

Attention: Rodney Burns

Email: rburns5480@msn.com

With a copy to (which shall not constitute notice):

Doyen Sebesta & Poelma, LLLP

16945 Northchase Drive, Suite 1400

Houston, Texas 77060

Attention: Randall J. Poelma, Jr.

E-mail: rpoelma@ds-lawyers.com

If to the Company:

(if prior to Closing)

Carmell Corporation

2403 Sidney Street, Suite 300

Pittsburgh, PA 15203

Attention: Bryan Cassaday, Chief Financial Officer

E-mail: bc@carmellcorp.com

(if after Closing)

Axolotl Biologix, LLC

2201 N. Gemini Dr., Suite 40

Flagstaff, AZ 86004

Attn: Josh Sandberg, CEO

E-Mail:jsandberg@axobio.com

with a copy (which shall not constitute notice) to:

Doyen Sebesta & Poelma, LLLP

16945 Northchase Drive, Suite 1400

Houston, Texas 77060

Attention: Randall J. Poelma, Jr.

E-mail: rpoelma@ds-lawyers.com

A party may change its address, contact person, or email address by providing written notice, in accordance with the foregoing provisions of this Section 13.02, to the other parties of such change. Notwithstanding the foregoing, all notices from the Buyers in respect of any claim against a Buyer (and not all Buyers) shall be delivered to the appropriate Buyer to the address set forth beneath the signature block relating to such Buyer on the signature pages hereto with a copy to (which shall not constitute notice) the Buyers as set forth in this Section 13.02).

SECTION 13.03. EXPENSES

All costs, fees and expenses incurred by any party incident to the negotiation and preparation of this Agreement and to the performance and compliance with all agreements contained herein, including the fees, expenses and disbursements of any Representatives, counsel and accountants engaged by any such party, shall be borne solely by the party which has incurred such expense.

SECTION 13.04. GOVERNING LAW; FORUM; WAIVER OF JURY TRIAL

(a)
This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to such jurisdiction’s conflict of laws principles.
(b)
Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination, enforceability or validity of this Agreement, shall be brought in Delaware in any court of competent jurisdiction, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such matter, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the matter shall be heard and determined only in any such court and agrees not to bring any such matter arising out of or relating to this Agreement in any other court. The parties agree that either of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any matter referred to in this paragraph may be served on any party anywhere in the world.
(c)
EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

SECTION 13.05. PARTIAL INVALIDITY

In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 13.06. LEGAL REPRESENTATION

Each of the parties to this Agreement hereby agrees that Doyen Sebesta & Poelma, LLLP (“Buyers Counsel”) has served as counsel to the Buyers in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that following the Closing, Buyers’ Counsel may serve as counsel to the Company, any Buyer, or any director, manager, member, partner, owner, officer, employee, or Affiliate thereof in connection with any claim, dispute, or other matter arising out of or relating to this Agreement or the transactions contemplated by this Agreement or any representation of such Buyers or the Company, or any of their Affiliates, and each of the parties hereto hereby waives any conflict of interest arising therefrom or in connection therewith.

SECTION 13.07. EXECUTION IN COUNTERPARTS; FACSIMILE AND E-MAIL SIGNATURES

This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and all of which shall be considered to be but one agreement and shall become a binding agreement when each party shall have executed one counterpart and delivered it to the other party hereto. A signature affixed to a counterpart of this Agreement and delivered by facsimile or electronic mail by any Person is intended to be its, his or her signature and shall be valid, binding and enforceable against the party on whose behalf it has been affixed.

SECTION 13.08. ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS

This Agreement (along with each other agreement, certificate, document, or instrument executed in connection herewith) contains the entire understanding of the parties hereto with regard to the subject matter contained in this Agreement and supersedes all prior agreements or understandings of the parties. Subject to Section 8.01(e), the parties may amend, modify, and supplement this Agreement only by the written agreement of the Buyers, on the one hand, and Seller, on the other hand. The failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

SECTION 13.09. PUBLIC ANNOUNCEMENTS

The parties shall consult with each other before making or issuing, or causing or permitting any Person to make or issue, any public statement or press release with respect to this Agreement or the transactions contemplated by this Agreement. No party shall issue any press release or make any public statement before obtaining the other parties’ prior written approval, except that no such approval shall be necessary to the extent disclosure may be required by Law, in which case the party issuing such press release or making such public statement shall make reasonable efforts to notify the other of the existence of such requirement prior to publication. The Buyers and the Seller will consult with each other concerning the means by which employees, customers, suppliers, and others having dealings with Company will be informed of the transactions contemplated by this Agreement, if at all, and the Buyers will have the right to be present for any such communication.

SECTION 13.10. SPECIFIC PERFORMANCE

Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any such party, money damages may be inadequate, and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties hereto agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to seek to enforce its rights and the other party’s obligations hereunder not only by an action for damages but also by an action, for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by a Seller or the Company, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement.

SECTION 13.11. PARTIES IN INTEREST

This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as specifically identified herein (including with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons not parties hereto, each of whom is expressly made a third-party beneficiary hereof), nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CARMELL CORPORATION.

By: /s/ Rajiv Shukla

Title: Chairman and CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AXOLOTL BIOLOGIX, LLC.

By: /s/ Rajiv Shukla

Title: Chairman and CEO

Name:

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BURNS VENTURES, LLC

By: /s/ H. Rodney Burns

H. Rodney Burns, Manager

5480 Longvue

Frisco, Texas 75034

Attn: Rodney Burns

Email:Rburns5480@msn.com

H. RODNEY BURNS, Individually

By: /s/ H. Rodney Burns

5480 Longvue

Frisco, Texas 75034

Attn: Rodney Burns

Email: Rburns5480@msn.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PROTEIN GENOMICS, INC.

By: /s/ Burt Ensley

Burt Ensley, President

PMB 1319

2675 W. Hwy 89A

Sedona, AZ 86336

Attn: Burt Ensley, President / CEO

Email: burt@burtensley.com

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AXO XP, LLC

By: /s/ Joshua Sandberg

Joshua Sandberg, Manager

7327 E. Tierra Buena Lane

Scottsdale, AZ 85260

Attn: Joshua Sandberg, Manager

Email: josh@orthospinepartners.com